Exhibit 99.1

Media Contact:

McCall Butler

Office: 917-209-5792

E-mail: mb8191@att.com

AT&T INC. ANNOUNCES PRICING OF PENDING MAXIMUM

TENDER OFFERS

Dallas, Tex., November 19, 2013 — AT&T Inc. (NYSE:T; “AT&T”) today announced the consideration payable in connection with its previously announced tender offers (the “Maximum Tender Offers”), which commenced on November 5, 2013 to purchase an aggregate principal amount of up to $2,285,117,000 (the “Maximum Tender Amount”) of the outstanding debt securities (the “Notes” and each a “series” of Notes) listed in the table below. The Maximum Tender Offers will expire at 11:59 p.m., New York City time, on December 4, 2013 unless extended (such date and time, as the same may be extended, the “Maximum Tender Expiration Date”). The Maximum Tender Offers are being made solely pursuant to the offer to purchase and related letter of transmittal, each dated November 5, 2013 (as they may be amended or supplemented, the “Tender Offer Documents”).

The table below sets forth the Total Consideration for each series of Notes.

Up to the Maximum Tender Amount of the Outstanding Notes Listed Below

Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	U.S. Treasury Reference Security	Reference Yield	Fixed Spread (Basis Points)	Total Consideration(1)
5.20% Notes due 2016(2)	079860AL6	$400,000,000	1	0.625% due 10/15/16	0.554%	+55	$1,121.63
5.625% Global Notes due 2016(2)	78387GAL7	$1,250,000,000	2	0.625% due 10/15/16	0.554%	+35	$1,117.72
6.500% Global Notes due 2037	00206RAD4	$1,981,282,000	3	2.875% due 5/15/43	3.847%	+185	$1,103.69
6.300% Global Notes due 2038	00206RAG7	$2,750,000,000	4	2.875% due 5/15/43	3.847%	+185	$1,078.45
6.55% Global Notes due 2039	00206RAS1	$2,250,000,000	5	2.875% due 5/15/43	3.847%	+185	$1,113.26
6.450% Global Notes due 2034	78387GAM5	$491,219,000	6	2.875% due 5/15/43	3.847%	+160	$1,123.02
6.40% Global Notes due 2038	00206RAN2	$445,620,000	7	2.875% due 5/15/43	3.847%	+180	$1,099.12
6.150% Global Notes due 2034	78387GAQ6	$586,254,000	8	2.875% due 5/15/43	3.847%	+160	$1,086.71
7.125% Debentures due 2026	694032AT0	$625,000,000	9	2.500% due 8/15/23	2.691%	+200	$1,225.13

(1)	Per $1,000 principal amount of Notes.
(2)	The maximum aggregate principal amount of 5.20% Notes due 2016 and 5.625% Global Notes due 2016 that shall be accepted in the aggregate in the Maximum Tender Offers is $500,000,000.

Only Holders of Notes who validly tender and do not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on November 19, 2013 (such date and time, the “Early Tender Date”) are eligible to receive the “Total Consideration” listed in the table above for Notes accepted for purchase. Withdrawal rights for the Maximum Tender Offers expire at the Early Tender Date. Holders of Notes who validly tender their Notes after the Early Tender Date but at or prior to the Maximum Tender Expiration Date will be eligible only to receive an amount equal to the “Tender Offer Consideration” for any such Notes accepted for purchase. The “Tender Offer Consideration” for each series of Notes is equal to the Total Consideration for such series less $30 per $1,000 principal amount of such Notes.

Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date AT&T makes payment in same-day funds for such Notes, which date is anticipated to be December 5, 2013.

Information Relating to the Maximum Tender Offers

Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are the lead dealer managers for the Maximum Tender Offers. Holders with questions regarding the Maximum Tender Offers may contact Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811 (collect). Global Bondholder Services Corporation is the tender and information agent for the Maximum Tender Offers and can be contacted at (866) 873-7700 (toll-free) or (212) 430-3774 (collect).

None of AT&T or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the applicable trustee with respect to any Notes is making any recommendation as to whether holders should tender any Notes in response to any of the Maximum Tender Offers, and neither AT&T nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes. The full details of the Maximum Tender Offers for the Notes, including complete instructions on how to tender Notes, are included in the Tender Offer Documents. Holders are strongly encouraged to read carefully the Tender Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they contain important information.

Holders may obtain a copy of the Tender Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the Maximum Tender Offers, by calling toll-free at (866) 873-7700 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Maximum Tender Offers.

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FORWARD-LOOKING STATEMENTS

Information set forth in this news release contains forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission and in the offering memorandum related to the Tender Offers. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.